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                                                                 EXHIBIT 10.K
                                  [CROWN LOGO]


                               February 20, 1997


Richard Belvini
Director, Product Management
Home Healthcare
McKesson Corporation
One Post Street
McKesson Plaza
San Francisco, California 94104

Dear Mr. Belvini:

        Set forth below is our agreement (the "Agreement") regarding McKesson Corporation's ("McKesson") marketing and distribution of Peel & Drink(TM) aseptic packaged liquid nutritional and dietary products (the "Products") of Crown Laboratories, Inc. (the "Company");

        1. The Company hereby appoints McKesson as its non-exclusive authorized distributor for sale of the Products in the United States effective February 12, 1997 (the "Effective Date").

        2. McKesson agrees it will (i) use its best efforts to promote and market the Products, (ii) work with the Company's Chief Marketing Executive to coordinate all marketing efforts, (iii) provide the Company, on an at least quarterly basis, with information as to sales promotion activity, (iv) promptly inform the Company of any material customers' comments, complaints, and suggestions regarding the Products, (v) comply with all laws and regulations applicable to its activities, (vi) follow up on all sales inquiries provided by the Company, and (vii) not engage in the manufacture of any products that are substantially similar to the Products. When, as, and if available, on a weekly basis, McKesson shall provide the Company with sales information by product, customer, and sales representative and any other information that the Company may reasonably request, McKesson shall disclose and discuss with the Company its purchasing schedule and anticipated sales of the Products for each year during the terms of this Agreement prior to the implementation of such schedule and sales. Such disclosure and discussion shall be on an annual basis and will include a rolling twelve month forecast to the Company at the beginning of each fourth quarter. Forecasts pursuant to this Paragraph 2 are for planning purposes only and shall not constitute a binding commitment on the part of McKesson.

        3. The Company agrees that it will (i) provide to McKesson its available sales literature, samples and other promotional and marketing materials relating to the Products, at no charge, to enable McKesson to promote and expand the sale of the Products; (ii) provide to McKesson, at no charge, training, advice, consultation and assistance to market the Products and to resolve any problems that customers may encounter with respect to the Products, including customer visits by the Company's designated marketing representatives; and (iii) timely fill and ship all orders of McKesson for the Products.

        4. Six months after the Effective Date, the Company and McKesson will discuss establishment of a mutually acceptable committee through which all sales and marketing efforts will be coordinated.

        5. The Company will sell the Products to McKesson in accordance with a price list and terms and conditions that the parties shall agree to from time to time. The initial price list is set forth on Exhibit A. The initial terms and conditions are set forth on Exhibit B. The Company reserves the right to change its price list upon 30 days notice to McKesson. McKesson will establish the prices that it charges to its customers for the Products.


                              6780 Caballo Street
                            Las Vegas, Nevada 89119
                                 (702) 696-9300
                              Fax: (702) 696-0769
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Richard Belvini
February 20, 1997
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        6.  McKesson shall make payment of the price of the products by wire transfer to the Company's bank account pursuant to wire transfer instructions that will be provided by the Company.

        7. Unless terminated earlier pursuant to the provisions set forth herein, the term of this Agreement shall be three (3) years from the Effective Date. This Agreement will automatically renew for additional one (1) year periods under the same terms and conditions as the initial term unless either party notifies the other in writing at least thirty (30) days prior to the renewal date that it intends not to renew the Agreement. This Agreement may be terminated with or without cause by either party at any time during the term of this Agreement upon notice to the other party with thirty (30) days written notice. This Agreement may be terminated by either party with respect to future obligations hereunder immediately without notice if either party ceases to conduct business in the normal course, becomes insolvent, enters into reorganization or bankruptcy, makes an assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, or avails itself of or becomes subject to any other judicial or administrative proceeding that relates to insolvency or protection of creditors' rights.

        Upon the expiration or termination of this Agreement, all rights granted to McKesson hereunder will immediately cease and McKesson will pay the Company any due and outstanding amounts for Products theretofor delivered by the Company in accordance with this Agreement. Any orders placed by McKesson that have not been shipped shall be canceled. The parties will cooperate to terminate relations in an orderly manner.

        8. McKesson acknowledges and agrees that nothing in this Agreement shall be construed as the grant by the Company of any license or other right relating to any patent, trademark, trade name, copyright, know-how, trade secret or other intellectual property right, or any interest in any of the foregoing (the "Intellectual Property"), owned by the Company on the date hereof and from time to time during the term of this Agreement. McKesson will use its best efforts to protect the Company's Intellectual Property.

        9. This Agreement does not create an agency, joint venture, partnership or employer/employee relationship between the Company and McKesson. Neither the Company nor McKesson shall have the authority to act for, or to bind the other in any way to any third party, to execute agreements on behalf of the other, or to represent that the other is in any way responsible for the acts or omissions of the other. Each party shall serve solely as an independent contractor.

        10. Each party agrees to maintain the confidentiality of and not to disclose any confidential or proprietary information regarding the other party which is designated in writing or marked by an appropriate stamp or legend, by the disclosing party to be of a confidential or proprietary nature, including without limitation, technical information formulas, processes, samples and written information, except as may be required by law or judicial process, or use such information in any way detrimental to the disclosing party or for any unauthorized purpose. In order to be protectable hereunder, information or data which is first disclosed orally or by demonstration must be identified as confidential or proprietary at the time of disclosure and shall be reduced in writing or other tangible form, marked as proprietary and a copy delivered to the receiving party by the disclosing party within thirty (30) days after such disclosure or demonstration of such information or data. Confidential or proprietary information does not include any information which:



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Richard Belvini
February 20, 1997
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                        (i)   was disclosed to the receiving party by a third
                              party having a legal right to make such
                              disclosure, or which the receiving party can establish was in its lawful possession prior to its receipt hereunder from the disclosing party: or

                        (ii) is generally available to the public other than as a result of disclosure by the receiving party; or

                        (iii) the receiving party can establish was
                              independently developed without breach of this Agreement.

The obligations contained in this Paragraph 10 shall survive for two (2) years after the termination of this Agreement.

        11. Any disputes, differences or claims arising our to or relating to this Agreement, its validity or construction, or the breach of any of its terms or provisions, shall be settled by arbitration in the State of Nevada in accordance with the then prevailing Rules of Commercial Arbitration of the American Arbitration Association or by any other means of dispute resolution agreed upon by the parties. Each party shall bear its own costs and expenses in connection with any arbitration hereunder and the two parties shall equally bear the costs of the arbitration panel or other dispute resolution panel.

        12      Neither party may assign this Agreement without the other
party's consent.

        13. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or of any other covenant, agreement, term, or condition.

        14. This Agreement and its exhibits (hazardous substance rider, insurance information sheet, and McKesson Buying Terms (paragraph 1-14)) constitute the entire agreement between the parties relating to the subject matter hereof. No provision of this Agreement shall be altered, amended, revoked or waived, except by an instrument in writing signed by each of the parties. In the event that any provision of this Agreement shall be held by a proper court of law to be invalid, such invalidity shall not affect the enforceability of the remaining provisions of this Agreement.

        15. This Agreement shall be governed by Nevada law without regard to conflict of law principles.




                        [CROWN LABORATORIES, INC. LOGO]

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Richard Belvini
February 20, 1997
Page 4



Please indicate your agreement with the foregoing by executing the accompanying copy of this Agreement and returning it to us.

        We look forward to a successful relationship. If you have any questions, please do not hesitate to contact me.

                                Sincerely,

                                CROWN LABORATORIES, INC.



                                By:  /s/ CRAIG NASH
                                   ------------------------------

                                Name:  Craig Nash
                                     ----------------------------

                                Title: CEO & Chairman
                                      ---------------------------



AGREED TO AND ACCEPTED
AS OF THE ABOVE DATE:

MCKESSON CORPORATION


By:  /s/ RICHARD BELVINI
   -------------------------------

Name:  Richard Belvini
     -----------------------------

Title: Director Product Management
      ----------------------------




                        [CROWN LABORATORIES, INC. LOGO]